Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and "Financial Statements and Experts" in the Prospectus/Proxy Statement and to the use of our report, dated December 28, 2017 on the financial statements and financial highlights of Dreyfus Worldwide Growth Fund for the fiscal year ended October 31, 2017, which is incorporated by reference in this Registration Statement on Form N-14 of Dreyfus Premier Worldwide Growth Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

March 19, 2018